Exhibit 99.3

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

For Immediate Release

ImageWare Systems Closes $7M Private Placement Financing

SAN DIEGO, December 1, 2003 – ImageWare Systems, Inc. (AMEX: IW) today announced the closing of its private placement offering of $7 million. As earlier announced, ImageWare will use the proceeds for debt repayment and working capital purposes.

The private placement was priced at $1.72 per unit. Each unit consists of one share of common stock and a warrant to purchase 0.20 shares of common stock.  The warrants have an exercise price of $2.58 per share and a five-year term.  ImageWare will issue approximately 4,070,000 new shares of common stock and warrants to purchase up to approximately 814,000 shares of common stock.  ImageWare will use approximately $4.5 million of the proceeds from this transaction to retire the Company’s outstanding 12.5% convertible secured debt, with the balance to be used for working capital.

“We are very pleased with the successful closing of this placement in a very difficult financing climate,” said ImageWare’s chairman and CEO Jim Miller. “Now that we have reached operating profitability, this financing will further continue to provide ImageWare with more flexibility as we execute our business plan and pursue other market opportunities.”

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX: IW) is the leading developer of digital imaging, identification and biometric software solutions that cater to a variety of global markets including corporate, government, law enforcement, professional photography, aviation, transportation, education and healthcare, among others. ImageWare technologies enable people to capture accurate data including text, digital images and biometric minutia; associate data to a common database record; incorporate digital workflow into back-end processes; and provide just-in-time access to database information through PC, Web-based, wireless or data sharing platforms. Founded in 1987, ImageWare is headquartered in San Diego, with offices in Canada, Europe and Asia. For more information visit www.iwsinc.com.

Safe Harbor Statement

This news release may contain forward-looking statements made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

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